Exhibit 99.1

Sales and Business Update

Executive Chairman and an Independent Director Acquire Shares

Financial Goals Outlined for 2016

TUCSON, Ariz., Feb. 22, 2016 /PRNewswire/ -- AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the "Company") is pleased to report on the substantial progress that has been made over the last year in the development and marketing of its enhanced suite of accessibility products.

In late 2015, AudioEye completed the successful implementation of the AudioEye Ally+ solution across 22 Help Desk Websites operated by the Environmental Protection Agency (EPA). In addition, the Company has signed contracts with several new clients across different market verticals leveraging AudioEye's product offerings that offer clients greater exposure for their products and services while meeting accessibility compliance standards.

"During the past few weeks the AudioEye solutions have been adopted by several household names that span disparate industries and target market verticals," stated Todd Bankofier, Chief Executive Officer. These new clients are some of the largest and most influential companies in the world, which encompass the following categories: human resources, media, and transportation. All new business for the past nine months has been in the form of cash contracts for our core products and services.

Executive Chairman Bettis and Board Director Purcell Acquire Shares

Executive Chairman Dr. Carr Bettis recently acquired 5,175,000 shares of AudioEye common stock in private transactions at an average price of $0.06 per share. The shares were acquired via CSB IV US Holdings, LLC, an entity managed by Dr. Bettis and owned by his family. In addition to Dr. Bettis, Independent Director, E.W. (Sandy) Purcell also acquired 1,250,000 shares of AudioEye common stock in a private transaction, at $0.05 per share.

2016 Key Financial Goals and Related Executive Performance Option Goals

Target cash contract bookings for calendar year 2016 are expected to be approximately $3.62M and related target cash inflows from operations are expected to be approximately $2.05M. Target negative annual cash flow under the plan is expected to be approximately $(1.82M), representing a significant turnaround from prior years.

Consistent with these targets, on December 23, 2015 the Company announced performance goals for Dr. Bettis, Mr. Bankofier, and President and Chief Technology Officer, Sean Bradley. In order for these executives to vest their year one (2016) performance options outlined under the incentive plans, the Company's stock price must be above $0.20 for twenty consecutive days, plus 2016 bookings target (33% of awards), net operating cash flow target (33% of awards) and operational targets (33% of awards) must be met. More details about these plans are in the Company's Current Report on Form 8-K filed on December 23, 2015.

These goals are in the context of our narrowed focus on core products. The Company and a former key customer have mutually agreed to wind down a development project and transition it to a new vendor. This AudioEye customer represented 71% of AudioEye revenue in 2013, 77% in 2014, and the customer and its affiliate were the most significant and largest revenue generating customer in 2015. The development service we were delivering was judged by management to be increasingly tangential to the Company's core product focus.

Executive Chairman Dr. Bettis added, "While we have a limited history of success in selling the core products, and there are a number of risks in meeting the 2016 targets, we have an ambitious agenda to help our customers meet the need of their users, including those impacted with a disability or physical limitation. I am pleased that management has joined with me to sign on to these 2016 targets. We are off to a solid start."

About AudioEye, Inc.

Incorporated in 2005, AudioEye provides enhanced web access and usability for its clients' customers through AudioEye's Ally™ platform. The Ally+ product allows AudioEye's clients to reach more customers, build more brand loyalty, retain more customers and secure more repeat business.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE". The Company maintains offices in Tucson and Atlanta.

Forward-Looking Statements

Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. All references to the Company's target 2016 operating and financial results are forward-looking. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements. In particular, forecast operating results may be affected by a number of risks. These risks include our limited history closing significant customer contracts and deriving revenue therefrom; our limited financial resources and our need to raise additional capital to continue to grow; our highly concentrated base of customers, such that the loss of any single customer would have a material adverse impact on our business and operating results. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For further information, please contact:

David Kovacs
Strategic Consultant
AudioEye, Inc.
(866) 331-5324